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                     June 14, 2023

       James Barge
       Chief Financial Officer
       Lions Gate Entertainment Corp.
       250 Howe Street, 20th Floor
       Vancouver, British Columbia V6C 3R8

                                                        Re: Lions Gate
Entertainment Corp.
                                                            Form 10-K for
Fiscal Year Ended March 31, 2022
                                                            Filed May 26, 2022
                                                            File No. 001-14880

       Dear James Barge :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services